Thomas S. Harman

1.202.373.6725

Thomas.harman@morganlewis.com

November 3, 2016

Nuveen High Income 2020 Target Term Fund

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen High Income 2020 Target Term Fund (JHY) (File No. 333-212964)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen High Income 2020 Target Term Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001